Exhibit 99.4

TECO Energy, Inc.

Investment Considerations

The following are certain factors that could affect TECO Energy’s future results. They should be considered in connection with evaluating forward-looking statements contained in this report and otherwise made by or on behalf of TECO Energy since these factors could cause actual results and conditions to differ materially from those projected in those forward-looking statements.

Financing Risks

We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility.

We have significant indebtedness, which has resulted in an increase in the amount of fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing or refinance existing debt and could prevent the repayment of subordinated debt and the payment of dividends if those payments would cause a violation of the covenants.

We and Tampa Electric must meet certain financial tests as defined in the applicable agreements to use our and its respective credit facilities. Also, we, Tampa Electric and other operating companies have certain restrictive covenants in specific agreements and debt instruments. The restrictive covenants of our subsidiaries could limit their ability to make distributions to us, which would further limit our liquidity. Please see the “Credit Facilities” and “Covenants in Financing Agreements” sections and “Significant Financial Covenants” table in the “Liquidity, Capital Resources” section of “Management’s Discussion & Analysis of Financial Condition & Results of Operations” section of our periodic reports filed with the SEC, including our Current Report on Form 8-K dated May 23, 2005 to which this exhibit is attached and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 for descriptions of these tests and covenants.

As of March 31, 2005, we were in compliance with required financial covenants, except that, as of that date and for prior periods dating to October 2003, we were not in compliance with the EBITDA-to-interest or debt-to-total capital financial covenants in our construction undertakings associated with TWG Merchant, Inc.’s Gila River and Union projects. Absent the pending sale or other transfer of the projects to the lenders, including through the previously announced pre-negotiated Chapter 11 cases filed by the project companies, this non-compliance could result in the lenders seeking to accelerate the $1.395 billion of non-recourse construction debt. In addition, we cannot assure you that we will be in compliance with our other financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations. In addition, if we had to defer interest payments on our subordinated notes underlying the outstanding trust preferred securities, we would be prohibited from paying cash dividends on our common stock until all unpaid distributions on those subordinated notes were made.

We also incur obligations in connection with the operations of our subsidiaries and affiliates that do not appear on our balance sheet. These obligations take the form of guarantees, letters of credit and contractual commitments, as described under “Off Balance Sheet Financing” and “Liquidity, Capital Resources” of the “Management’s Discussion & Analysis of Financial Condition & Results of Operations” section of our periodic reports filed with the SEC, including our Current Report on Form 8-K dated May 23, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. In addition, our unconsolidated affiliates have incurred non-recourse debt. Although we are not obligated on that debt, our investments in those unconsolidated affiliates are at risk if the affiliates default on their debt.

Our financial condition and ability to access capital may be materially adversely affected by further ratings downgrades.

On July 20, 2004, Standard & Poor’s, or S&P, lowered the ratings on our senior unsecured debt to BB with a stable outlook. It lowered the ratings on other of our securities, including lowering the rating of the trust preferred securities to B. S&P affirmed its rating of Tampa Electric Company’s senior secured and unsecured debt at BBB- with a stable outlook. In February 2004, Moody’s Investors Service, or Moody’s, lowered the ratings on our senior unsecured debt to Ba2 with a negative outlook. This followed actions in April 2003, when Moody’s and Fitch Ratings, or Fitch, lowered their ratings on our senior unsecured debt to Ba1 and BB+, respectively, both with a negative outlook. Tampa Electric Company’s senior secured and unsecured debt ratings were lowered to Baa1 and Baa2, respectively, by Moody’s and to BBB+ for unsecured debt, by Fitch, with a negative outlook by Moody’s. In December 2004, Fitch affirmed our ratings and those of Tampa Electric Company and revised the rating outlook to stable from negative. In May 2005, Moody’s affirmed our ratings and those of Tampa Electric Company and revised the rating outlooks to stable from negative. The rating agency actions through July 2004 and any future downgrades may affect our ability to borrow, may change requirements for future collateral or margin postings and may increase our financing costs, which may decrease our earnings. We are also likely to experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to our lower credit ratings. In addition, such downgrades could adversely affect our relationships with customers and counterparties.

As a result of past rating actions, TECO EnergySource and other of our subsidiaries were required to post collateral with counterparties to transact in the forward markets for electricity and gas. At March 31, 2005, because of our actions in 2004 to reduce our exposure to additional merchant power and to exit the energy services and products businesses of TECO Solutions, Inc., we have minimal exposure to additional calls for collateral. At current ratings, Tampa Electric and Peoples Gas System are able to purchase gas and electricity without providing collateral. If the ratings of Tampa Electric Company declined to below investment grade, Tampa Electric and Peoples Gas System could be required to post collateral to support their purchases of gas and electricity.

If we are unable to limit capital expenditure levels as forecasted, our financial condition and results could be adversely affected.

Part of our plan includes capital expenditures at the operating companies at maintenance levels plus identified capital expenditures for compliance with our environmental consent decree for the next several years. We cannot be sure that we will be successful in limiting capital expenditures to the planned amount. If we are unable to limit capital expenditures to the forecasted levels, we may need to draw on credit facilities, access the capital markets on unfavorable terms or ultimately sell additional assets to improve our financial position. We cannot be sure that we will be able to obtain additional financing or sell such assets, in which case our financial position, earnings and credit ratings could be adversely affected.

Because we are a holding company, we are dependent on cash flow from our subsidiaries, which may not be available in the amounts and at the times we need it.

We are a holding company and are dependent on cash flow from our subsidiaries to meet our cash requirements that are not satisfied from external funding sources. Some of our subsidiaries have indebtedness containing restrictive covenants which, if violated, would prevent them from making cash distributions to us. In particular, certain long-term debt at Peoples Gas System prohibits payment of dividends to us if Tampa Electric Company’s consolidated shareholders’ equity is lower than $500 million. At March 31, 2005, Tampa Electric Company’s consolidated shareholders’ equity was approximately $1.7 billion. Also, our wholly owned subsidiary, TECO Diversified, Inc., the holding company for TECO Transport, TECO Coal and TECO Solutions, has a guarantee related to a coal supply agreement that could limit the payment of dividends by TECO Diversified to us.

Various factors could affect our ability to sustain our dividend.

Our ability to pay a dividend, or sustain it at current levels, could be affected by such factors as the level of our earnings and therefore our dividend payout ratio, and pressures on our liquidity, including unplanned debt repayments, unexpected capital requirements, shortfalls in operating cash flow and negative retained earnings. These factors are in addition to any restrictions on dividends from our subsidiaries to us discussed above. The Public

Utility Holding Company Act of 1935 (PUHCA) restricts the payment of distributions from capital for registered companies. However, we are not subject to these restrictions because we are exempt from registration under PUHCA.

We are vulnerable to interest rate changes and may not have access to capital at favorable rates, if at all.

Changes in interest rates and capital markets generally affect our cost of borrowing and access to these markets. We cannot be sure that we will be able to accurately predict the effect those changes will have on our cost of borrowing or access to capital markets.

Merchant Power Project Risks

We and the project companies have not yet completed the transfer of our ownership of the Union and Gila River projects to the lending group.

We anticipate transferring our interest in the Union and Gila River projects to the lending group under a court-approved plan of reorganization on May 31, 2005. If the court-approved transfer of the project companies cannot be concluded as anticipated, there could be further delay in the ultimate forgiveness of the non-recourse debt and there could be a change in the accounting treatment from discontinued operations back to continuing operations in a future period.

The parties have retained the right to assert certain claims they may have against one another until the transfer is completed. Assertion of these claims and defense against them could be time consuming and costly and delay the ultimate disposition of our interest in the projects.

The status of our investments in the suspended Dell and McAdams plants is subject to uncertainties which could result in additional impairments.

Our investments in the Dell and McAdams power plants were written down to reflect current fair market value as of December 31, 2004 and we are pursuing the sale of these plants. Because the write-offs were to estimated fair market value, there is a risk of further impairment should we be unable to sell them or otherwise obtain our estimated market value for them.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

Our businesses are affected by general economic conditions. In particular, the projected growth in Florida and Tampa Electric’s service area is important to the realization of Tampa Electric’s and Peoples Gas System’s forecasts for annual energy sales growth. An unanticipated downturn in Florida’s or the Tampa area’s economy could adversely affect Tampa Electric’s or Peoples Gas System’s expected performance.

Our unregulated businesses particularly, TECO Transport, TECO Coal and TECO Guatemala, are also affected by general economic conditions in the industries and geographic areas they serve, both nationally and internationally.

Potential competitive changes may adversely affect our regulated electric and gas businesses.

The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Although not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric’s business and its performance.

The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System’s results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

Our electric and gas businesses are highly regulated, and any changes in regulatory structures could lower revenues or increase costs or competition.

Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric’s or Peoples Gas System’s financial performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

Our businesses are sensitive to variations in, and extreme, weather and have seasonal variations.

Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric’s and Peoples Gas System’s energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes like those experienced in 2004, could adversely affect operating costs and sales and cause damage to our facilities, which may require additional costs to repair.

Peoples Gas System, which has a typically short but significant winter peak period that is dependent on cold weather, is more weather sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coal. TECO Transport is also impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions could interrupt or slow service and increase operating costs of those businesses.

Commodity price changes may affect the operating costs and competitive positions of our businesses.

Most of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

In the case of Tampa Electric, fuel costs used for generation are affected primarily by the cost of coal and gas. Tampa Electric is able to recover the cost of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

The ability to make sales and the margins earned on wholesale power sales are affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices, and therefore, the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

We rely on some transmission and distribution assets that we do not own or control to deliver wholesale electricity, as well as natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver electricity and natural gas may be hindered.

We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale and retail markets, as well as the natural gas we purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

The Federal Energy Regulatory Commission has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities. Likewise, unexpected interruption in upstream natural gas supply or transmission could affect our ability to generate power or deliver natural gas to local distribution customers.

The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, may impact our operations, results or financial condition.

There continue to be proposals regarding development of RTOs, which would independently control the transmission assets of participating utilities in peninsular Florida. Given the regulatory uncertainty of the ultimate timing, structure and operations of any RTOs or an alternate combined transmission structure, we cannot predict what effect their creation will have on our future operations, results or financial condition.

We may be unable to take advantage of our existing tax credits, and our earnings from outside investors in the non-conventional fuels production facilities may be impacted by domestic oil prices.

We derive a portion of our net income from Section 29 tax credits related to the production of non-conventional fuels. Although we have sold 90% of our interest in the synthetic fuel production facilities, as well as an additional 8% allocation of the benefits of ownership to the current third-party owners that we expect to continue only through the end of the second quarter of 2005, the amounts we realize from the sales and our continuing operations of the facilities on behalf of the third-party owners are dependent on the continued availability to the purchaser of the tax credits, and our use of any remaining tax credits is dependent on our generating sufficient taxable income against which to use the credits. The availability of the Section 29 tax credits, both to those purchasers and us, could be negatively impacted by administrative actions of the Internal Revenue Service or the U.S. Treasury or changes in law, regulation or administration. In addition, although we have partially hedged against it, the tax credits to the purchasers of our non-conventional fuels production facilities could be limited if annual average domestic oil prices in 2005, as measured by the Department of Energy reference price, exceed an estimated $52 per barrel, which is the equivalent of $56 per barrel on NYMEX. Any such limitation could adversely affect our earnings and cash flows through the life of the tax credits, which are scheduled to expire at the end of 2007.

Impairment testing of certain long-lived assets and goodwill could result in impairment charges.

We test our long-lived assets and goodwill for impairment annually or more frequently if certain triggering events occur. Should the current carrying values of any of these assets not be recoverable, we would incur charges to write down the assets to fair market value.

Problems with operations could cause us to incur substantial costs.

Each of our subsidiaries is subject to various operational risks, including accidents, or equipment failures and operations below expected levels of performance or efficiency. As operators of power generation facilities, our subsidiaries could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes that would result in performance below assumed levels of output or efficiency. Our outlook assumes normal operations and normal maintenance periods for our operating companies’ facilities.

Our international projects and the operations of TECO Transport are subject to risks that could result in losses or increased costs.

Some of our unregulated companies are involved in international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. Our international subsidiaries attempt to manage these risks through a variety of risk mitigation measures, including specific contractual provisions, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

TECO Transport is exposed to operational risks in international ports, primarily due to its need for suitable labor and equipment to safely discharge its cargoes in a timely manner. TECO Transport attempts to manage these risks through a variety of risk mitigation measures, including retaining agents with local knowledge and experience in successfully discharging cargoes and vessels similar to those used by TECO Transport.

Changes in the environmental laws and regulations affecting our businesses could increase our costs or curtail our activities.

Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

We are currently defending lawsuits in which we could be liable for damages and responding to an informal inquiry of the SEC.

A number of securities class action lawsuits were filed in August, September and October 2004 against us and certain of our current and former officers by purchasers of our securities during the period October 30, 2001 to February 4, 2003. These suits, which were filed in the U.S. District Court for the Middle District of Florida, allege disclosure and financial reporting violations under the Securities Exchange Act of 1934. These actions seek unspecified damages. These actions were consolidated, and on February 1, 2005, the court entered its order appointing the lead plaintiff group, the lead plaintiff for the class and lead counsel. The lead plaintiffs filed their amended consolidated complaint on May 3, 2005. We have until July 5, 2005 to file our response.

In addition, in connection with an SEC informal inquiry resulting from a letter from the former non-equity member in the Commonwealth Chesapeake Project raising issues related to the arbitration proceeding involving that project, the SEC has requested additional information primarily related to the allegations made in these securities class action lawsuits, focusing on various merchant plant investments and related matters.

In March 2001, TECO Wholesale Generation, Inc. (under its former name of TECO Power Services Corporation) was served with a lawsuit filed in Hillsborough County Florida, by a Tampa-based firm named Grupo Interamerica, LLC, or Grupo, in connection with a potential investment in a power project in Colombia in 1996. Grupo alleged, among other things, that TECO Wholesale Generation breached an oral contract with Grupo. On August 3, 2004, the trial court granted TECO Wholesale Generation’s motion for summary judgment, leaving only one count remaining in the lawsuit. On October 18, 2004, TECO Wholesale Generation’s motion for summary judgment on the remaining count was granted. The plaintiffs have appealed, and we expect the appellate court to render a decision by the end of 2005.

On August 30, 2004, a Colombian trade union, which was to have been the owner/lessor of the power plant if the transaction had been consummated, filed a demand for arbitration in Colombia pursuant to provisions of a confidentiality and exclusivity agreement between the trade union and an indirect subsidiary of TECO Wholesale Generation, TPS International Power, Inc., or TPSI, alleging breach of contract and seeking damages of approximately $50 million. Both we and TECO Wholesale Generation were also named, although neither of us was a party to the confidentiality and exclusivity agreement. This arbitration is being funded by Grupo pursuant to a contract under which Grupo will share in the recovery, if any. The arbitrators have been selected by the parties, but the arbitration otherwise is in its preliminary stages. TPSI has filed a counterclaim seeking to limit recovery to the amount provided for under the arrangement between Grupo and the trade union. On April 26, 2005, the arbitration panel dismissed us and TECO Wholesale Generation as parties, accepted TPSI’s counterclaim and set the arbitrator’s fees. There is greater uncertainty of the outcome of this proceeding due to the venue and rules of the arbitration being governed by a foreign jurisdiction.

Tampa Electric is a defendant in three lawsuits that were filed in 2003 in the Circuit Court in Hillsborough County by residents in the areas surrounding certain transmission structures. A fourth lawsuit was filed in 2005. These suits seek monetary damages or removal of the transmission structures. These transmission structures were put in place by Tampa Electric to move electricity to the northwest part of its service territory where significant population growth has been experienced. The plaintiffs in the initial three lawsuits sought class action status, which was denied. The court denied by summary judgment the plaintiffs’ request for injunctive relief in one of the three initial cases. The other two initial cases, which have been consolidated, are scheduled for trial in September 2005. The fourth case is at the initial pleading stage.

We intend to vigorously defend all of these proceedings. However, we cannot predict the ultimate resolution of any of these matters at this time, and there can be no assurance that these matters will not have a material adverse impact on our financial condition or results of operations.